April 14, 2017

Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549

Re: Westgate Acquisitions Corporation

We have read the statements of Westgate Acquisitions Corporation included under Item 4.01 of its Current Report on Form 8-K dated February 9, 2017 and agree with such statements as they pertain to our firm.

Sincerely,

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC